Exhibit 99.1

WESTERN GAS RESOURCES, INC.

ANNOUNCES 2006 AND 2007 EQUITY HEDGING POSITIONS

DENVER, March 13, 2006.  Western Gas Resources, Inc. (NYSE:WGR) today announced that the Company has established natural gas hedging positions for 2007 totaling 115,000 million British thermal units (“MMBtus”) per day, utilizing costless collar structures with a minimum price of $7.00 per MMBtu and an average maximum price of $14.90 per MMBtu.  The positions, along with associated basis hedges, are outlined in Table A.

In addition to previously announced 2006 hedging positions of 85,000 MMBtus per day for the full year, the Company established an additional 30,000 MMBtus per day for the second through fourth quarter of 2006, utilizing costless collar structures with a minimum price of $7.00 per MMBtu and a maximum price of $10.25 per MMBtu.  The Company also established propane hedging positions for the second through fourth quarter of 2006 totaling 140,000 barrels per month, with a minimum price of $0.83 per gallon and an average maximum price of $1.04 per gallon.  The total positions, along with associated basis hedges, are outlined in Table B.

In addition to the 2006 and 2007 hedging positions, the Company has basis swaps in place for 2008 for 102,500 MMBtus per day at various sales points, at an average differential to NYMEX of $1.09.  These positions will minimize the Company’s price risk as it relates to the change in the basis differential from NYMEX to various sales points.  These positions are not eligible for hedge accounting treatment and will be marked-to-market.  Based on a $0.10 increase in the forward basis differential in the anticipated month of sale, the change in the non-cash mark-to-market value of these derivatives will increase pre-tax earnings by $3.7 million and a $0.10 decrease in the forward basis differential in the anticipated month of sale will decrease pre-tax earnings by $3.7 million.

CEO comments.  Peter Dea, President and Chief Executive Officer, commented, “The strong forward market has allowed us to lock in favorable costless collar structures for a significant portion of our 2007 equity production and additional collar positions for our 2006 equity production.  At these levels, the minimum prices and basis hedges preserve solid returns and the maximum prices allow meaningful upside exposure.  We also hold firm transportation contracts to the Mid-continent and eastern markets, which help us to optimize prices received for our natural gas and avoid transportation bottlenecks.”

Company Description.  Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer.  The Company’s producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline.  The Company also owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States.  For additional Company information, visit Western’s web site at www.westerngas.com.

Investor Contact:	Ron Wirth, Director of Investor Relations
(800) 933-5603 or (303) 252-6090
Email: rwirth@westerngas.com

Table A— Outstanding Equity Hedge Positions and the Associated Basis for 2007.  In order to determine the hedged price to the particular operating region, deduct the basis differential from the NYMEX price.  There is no associated cost for the natural gas or NGL hedges.

Product

Quantity and Settle Price

Hedge of Basis Differential

Natural gas	115,000 MMBtu per day with a minimum price of $7.00 per MMBtu and an average maximum price of $14.90 per MMBtu.

Mid-Continent — 20,000 MMBtu per day with an average basis price of ($0.98).

Rockies CIG — 30,000 MMBtu per day with an average basis price of ($2.04).

Northwest Rockies — 15,000 MMBtu per day with an average basis price of ($1.96).

El Paso Permian — 10,000 MMBtu per day with an average basis price of ($1.20).

El Paso San Juan — 10,000 MMBtu per day with an average basis price of ($1.77).

Texas Oklahoma — 30,000 MMBtu per day with an average basis price of ($0.55).

Table B— Outstanding Equity Hedge Positions and the Associated Basis for 2006.

Product

Quantity and Settle Price

Hedge of Basis Differential

Natural gas (For full year 2006) Natural gas (For April through December 2006)

40,000 MMBtu per day with a minimum price of $6.00 per MMBtu and an average maximum price of $10.13 per MMBtu.

45,000 MMBtu per day with a minimum price of $9.00 per MMBtu and a maximum price of $17.25 per MMBtu.

30,000 MMBtu per day with a minimum price of $7.00 per MMBtu and a maximum price $10.25 per MMBtu.

Mid-Continent — 40,000 MMBtu per day with an average basis price of ($0.545).

Rockies CIG — 10,000 MMBtu per day with an average basis price of ($1.48).

Northwest Rockies — 10,000 MMBtu per day with an average basis price of ($1.41).

El Paso Permian — 7,500 MMBtu per day with an average basis price of ($0.97).

El Paso San Juan — 7,500 MMBtu per day with an average basis price of ($1.38).

Texas Oklahoma — 10,000 MMBtu per day with an average basis price of ($0.45).

Rockies CIG — 5,000 MMBtu per day with an average basis price of ($1.71).

El Paso San Juan — 5,000 MMBtu per day with an average basis price of ($1.70).

Texas Oklahoma — 20,000 MMBtu per day with an average basis price of ($0.55).

Crude, Condensate, Natural Gasoline (For full year 2006)	25,000 barrels per month with a minimum price of $40.00 per barrel and a maximum price of $70.00 per barrel.	Not Applicable
Propane (For April through December 2006)	140,000 barrels per month with a minimum price of $0.83 per gallon and an average maximum price of $1.04 per gallon.	Not Applicable